SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
----------------------
FORM F-1/A-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ONTARIO SOLAR ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Province of Ontario, Canada (State or other jurisdiction of incorporation or organization)	8748 (Primary Standard Industrial Classification Code Number)

255 Duncan Mill Road, Suite 203
Toronto, Ontario
Canada M3B 3H9
(Address of principal executive offices, including Postal Code)

Registrant's area code and telephone number:   (416) 510-2991

The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue
Suite 903
Spokane, Washington 99201
(509) 624-1475
(Name, address, including zip code, and telephone number, including area code, of agent of service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Offering Price per Share [1]	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, without par value, to be sold by Selling Shareholders	4,041,666	$0.25	$1,010,416.50	$72.04

Total	4,041,666	$0.25	$1,010,416.50	$72.04

[1]	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

ONTARIO SOLAR ENERGY CORPORATION
 4,041,666 SHARES BEING SOLD BY SELLING SHAREHOLDERS

We are registering for sale by selling shareholders 4,041,666 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

The sales price to the public is fixed at $0.25 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the Financial Industry Regulatory Authority or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Our shares of common stock are not traded anywhere.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal to tell you otherwise.

                The date of this prospectus is ____________________.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

PROSPECTUS SUMMARY

The following summary highlights, should be read in conjunction with the more detailed information contained elsewhere in this prospectus. You should read carefully the entire document, including our financial statements and related notes, to understand our business, our common shares, and the other considerations that are important to your decision to invest in our common shares. You should pay special attention to the ARisk Factors@ section.

The phrase Afiscal year@ refers to the interim period from inception of September 3, 2009 to   December 31 of the relevant year.  All references to A$@ or Adollars@ mean United States dollars, unless otherwise indicated.  All financial information with respect to us has been prepared in accordance with generally accepted accounting principles in the United States, unless otherwise indicated.

ONTARIO SOLAR ENERGY CORPORATION

We were incorporated pursuant to the Ontario Business Corporations Act on September 3, 2009 in the Province of Ontario, Canada.   We are in the business of providing consulting services related to solar energy.

Operations

We have not begun operations.  We have completed our business plan and raised $414,049 from the sale of our common stock to our sole officer and director and others.

Our sole officer and director will only spend 15 hours per week on our operations.

Corporate Information

We were incorporated under the laws of the Province of Ontario on September 3, 2009.

We have no subsidiary corporations.

The Offering

Common shares offered	4,041,696 by selling shareholders
Common shares to be outstanding after the offering	11,541,666 shares
Estimated initial public offering price	$0.25 per share.

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

Inception on September 3, 2009 To December 31, 2009 (Audited)

Balance Sheet Total Assets Total Liabilities Stockholders Equity	$ $ $	314,043 1,052 312,991

Period from September 3, 2009 (date of inception) to December 31, 2009 (Audited)
Income Statement Revenue Total Expenses Net Loss	$ $ $	0 101,058 (101,058)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with Ontario Solar Energy Corporation:

1. Our auditor has issued a going concern.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we will be an ongoing business for the next twelve months. As of the date of this prospectus we have not commenced operations. Our cumulative loss since inception is $101,058 and will require sufficient financing to continue our business.

2. We lack an operating history and have losses that we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated on September 3, 2009 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $101,058. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

* *	our ability to attract clients who will buy our services our ability to generate revenues through the sale of our services

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating revenues. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

3. Because our sole officer and director will only be devoting limited time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of operations. This activity could prevent us from attracting purveyors and clients and result in a lack of revenues that may cause us to suspend or cease operations.

Our sole officer and director, Oliver Xing, will only be devoting limited time to our operations. Oliver Xing will be devoting approximately 15 hours per week of his time to our operations. Because our sole officer and director will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to him. As a result, operations may be periodically interrupted or suspended which could result in a lack of revenues and a possible cessation of operations.

4.  Because our management does not have technical training or experience in consulting services related to solar energy, we may  have to hire qualified personnel. If we can’t locate qualified personnel, we may have to suspend or cease operations which will result in the loss of your investment.

Because our sole officer and director inexperienced with providing consulting services related to solar energy, we may have to hire qualified persons to assist him with our consulting services.  Our sole officer and director has no direct formal training or experience in this area and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management’s decisions and choices may not take into account standard engineering or managerial approaches companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

5. Because we have only one officer and director who has no formal training in financial accounting and management, who is responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.

We have only one officer and director. He has no formal training in financial accounting and management, however, he is responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. While Oliver Xing has no formal training in financial accounting matters, he has been preparing the financial statements that have been audited and reviewed by our auditors and included in this prospectus. When the disclosure and accounting controls referred to above are implemented, he will be responsible for the administration of them. Should he not have sufficient experience, he may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the SEC which ultimately could cause you to lose your investment.

6. If Oliver Xing, our sole officer and director, should resign or die, we will not have a chief executive officer which could result in our operations suspending. If that should occur, you could lose your investment.

Oliver Xing is our sole officer and director. We are extremely dependent upon him to conduct our operations. If he should resign or die we will not have a chief executive officer. If that should occur, until we find another person to act as our chief executive officer, our operations could be suspended. In that event it is possible you could lose your entire investment.

Risks associated with this offering:

7. Because Oliver Xing, our sole shareholder will own more than 86.64% of the outstanding shares after this offering, he will retain control of us and be able to decide who will be directors and you may not be able to elect any directors which could decrease the price and marketability of the shares.

Oliver Xing will still own 7,000,000 shares of our common stock and will continue to control us. As a result, after completion of this offering, regardless of the number of shares sold by selling shareholders, Oliver Xing will be able to elect all of our directors and control our operations, which could decrease the price and marketability of the shares.

8. Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

9. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares that are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated there under which impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

10.  Since we are a Canadian company and all of our assets officers, directors and auditor are located in Canada, you may not be able to enforce any United States judgment for claims you may bring against us.

We have been organized under the laws of the Province of Ontario, Canada.  All of our assets are located outside the United States. In addition, our sole officer and director and our auditor are residents of Canada . As a result, while actions my be brought in Canada, it may be impossible for you to affect service of process within the United States upon us or these persons or to enforce against us or these persons any judgments in civil and commercial matters, including judgments under United States federal securities laws. In addition, a Canadian court may not permit you to bring an original action in Canada or to enforce in Canada a judgment of a U.S. court based upon civil liability provisions of U.S. federal securities laws.

11. Forward Looking Statements.

This prospectus contains forward-looking statements. We intend to identify forward-looking statements in this prospectus using words such as Aanticipates,@ Awill,@ Abelieves,@ Aplans,@ Aexpects,@ Afuture,@ Aintends@ or similar expressions. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by selling shareholders.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We intend to retain earnings, if any, to fund the operation and growth of our business and do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our capitalization at December 31, 2009, on a historical basis and as adjusted to reflect the sale of the shares.  No proceeds from the sale of shares of common stock by Selling Shareholders will be received by us.

This table should be read in conjunction with the section entitled, Management's Discussion and Analysis of Financial Condition and Results of Operations; our Financial Statements and Notes; and other financial and operating data included elsewhere in this prospectus.

		As Adjusted After Offering
	Actual	100%
Common Stock: unlimited authorized shares with no par value, issued and outstanding	11,541,666	11,541,666

TOTAL STOCKHOLDERS' EQUITY	$312,991	$312,991

DILUTION

There will be no dilution as a result of the sale of shares of common stock by the selling shareholders.

SELECTED FINANCIAL AND OTHER DATA

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

Inception on September 3, 2009 To December 31, 2009 (Audited)

Balance Sheet Total Assets Total Liabilities Stockholders Equity	$ $ $	314,043 1,052 312,991

Period from September 3, 2009 (date of inception) to December 31, 2009 (Audited)
Income Statement Revenue Total Expenses Net Loss	$ $ $	0 101,058 (101,058)

MANAGEMENT=S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up stage corporation and have initiated not initiated operations or  generated or realized any revenues from our business operations.

                Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues has incurred losses since inception resulting in an accumulated deficit of $101,058 as of December 31, 2009, further losses are anticipated in the development of its business raising substantial doubt about our ability to continue as a going concern. The ability to continue as a going concern is dependent upon us generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with funds raised in our private placement.  In the event we exhaust the funds, which we do not believe will happen, we intend to finance our operations from loans from director and or a further private placements of common stock.

Plan of Operation

We currently have $314,043 in cash in the bank as a result of the sale of shares of common stock in our private placements. We believe we can satisfy our cash requirements during the next 12 months. We will not be conducting any product research or development. We do not expect to purchase any significant equipment. Further we do not expect significant changes in the number of employees.

Our specific goal is to profitably sell our advisory services.  We intend to accomplish the foregoing through the following milestones:

1.
We will begin to acquire the equipment we need to begin operations. Acquiring the equipment we need will take up to 30 days from the date this registration statement is declared effective by the SEC.  We are concentrating exclusively on getting this registration declared effective by the SEC.   Upon this registration statement being declared effective by the SEC, we will concentrate on our business operations.  This is because we advised our investors, orally, when they invested that we would register their shares for resale, thereby creating liquidity for their investment in us. The cost of the equipment will be $10,000. Equipment includes two computers, telephones, officer furniture, possible inventory of some solar products.  We do not intend to hire employees. Our sole officer and director will handle our administrative duties.

2.
After we acquire the equipment we need, we intend to contact companies through our website and by personal contact through Oliver Xing our sole officer and director.  We also intend to hire an outside web designer to begin development of the website. We expect the website to take 60 days from SEC effectiveness to complete. We expect the cost to be up to $10,000.00.   We have not detailed our website needs and schematic.  We are rely on our website designer to prepare a website which will meet our needs. As additional relationships are created, we intend to create a data base of clients who we intend to interest in new programs. This promotion will be ongoing through the life of our operations.

3.
In our sole opinion, based upon Mr. Xing’s cogitation, approximately 90 days from SEC effectiveness, we intend to promote our services through traditional sources such as business publications, letters, emails, flyers and mailers. We also intend to attend solar energy conferences. We intend to promote our services to corporations to become users of our advisory services. Initially we will aggressively court contacts provided by our president, Oliver Xing. While Mr. Xing does not have prior experience in the solar power industry, he has interacted with and communicated with several businesses and business officers who have expressed an interest in retaining the services of a company or someone individually who would be willing to assist the potential customer in initiating the use of solar power for their business operations.   We do not have any tentative or pending business agreements or business combination transactions.  Further, and again, we have no plans to merge with, be acquired by, or acquire another business.  At the outset, because Mr. Xing does not have experience in the solar energy field, he may have to provide these services through consultation with experienced third parties.  As of the date of this prospectus, we have not contacted any experienced third parties, nor is there any assurance that we will or have to retain third parties.  If we do have to retain third parties we will, in the future, but not now, consider budgeting funds for their retention.   We believe that it will cost a minimum of $15,000 for our marketing campaign.

4.
In our sole opinion, based upon Mr. Xing’s cogitation, within 90 days from the initial launch of our marketing program, we believe that we will begin generating fees from our advisory services. The foregoing 90 days includes submission of proposals to client businesses.

5.	The remainder of the year will be spent on promoting and providing our services to the public.

The source of all funds for operations during the next twelve months will be the previously raised in our private placement.

In summary, we should implement our business plan and expect to be engaging clientele within 90 days and we estimate that we will generate revenue 120 to 180 days after beginning operations.

Until our website is fully operational, we do not believe that clients will use our advisory services because they probably will not know about us, other than those who hear about us from Mr. Xing. We believe, however, that once our website is operational, we will be able to offer advisory services to potential clients. In this regard, we expect that clients will be able to download some of our literature and advice from our website, for a fee, and we will be able to provide real time interactive consultations.

If we are unable to negotiate suitable terms with service providers to enable us to represent their companies, or if we are unable to attract clients to use our advisory services, we may have to suspend or cease operations.

If we cannot generate sufficient revenues to continue operations, we will suspend or cease operations. If we cease operations, we do not know what we will do and we do not have any plans to do anything else.

Limited operating history; need for additional capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are in start-up stage operations and have not generated any revenues. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

To become profitable and competitive, we have to engage clients and generate revenues from the sale of our advisory services.

We intend to use the funds we acquired in our private placements to conduct our operations.  Our current funds will last at least one year.

Results of operations

From Inception on September 3, 2009 to December 31, 2009

Since inception, we incorporated the company, completed our private placement, hired the attorney, and hired the auditor for the preparation of this registration statement. We have prepared an internal business plan. We have reserved the domain name Awww.ontariosolarcorp.com@. Our loss since inception is $101,058, all of which is for the general and administrative expenses. We have not initiated operations.

Since inception, we sold 11,541,666 shares of common stock to 23 persons in consideration of $414,049.

On September 3, 2009, we issued 6,000,000 restricted shares of common stock to our sole officer and director, Oliver Xing in consideration of $60,000.00.

                On September 3, 2009, we issued 1,000,000 restricted shares of common stock to 1547698 Ontario Limited, in consideration of $10,000.00.  1547698 Ontario Limited is owned and controlled by He Zheng, the wife of Oliver Xing, our president. He Zheng has voting and investment control over the shares held by 1547698 Ontario Limited.

                On September 3, 2009, we issued 3,000,000 restricted shares of common stocks to EarlyBird Capital Corporation, in consideration of $30,000. EarlyBird Capital Corporation is owned and controlled by Mr. Oliver Xing who has voting and investment control over the shares held by EarlyBird Capital Corporation.

As at December 31, 2009, the President had loaned the Corporation $1,052. The loan is non-interest bearing, due upon demand and unsecured.

Other than as disclosed above, neither our sole officer and director, or any associate or affiliate of the foregoing, has not participated in and have no other interest, direct or indirect, in any material transactions in which we have participated, or in any proposed transaction which has materially affected or will materially affect our company since inception on September 3, 2009 to the present.

There are no additional interests of management in transactions involving our company except as set forth above.

We will determine whether we will enter into a related party transaction on a case-by-case basis.  We prohibit loans to our affiliates.  Other than the foregoing, we have no policies or procedures for the review, approval or ratification of related party transactions.

Liquidity and capital resources

As of the date of this prospectus, we have yet to generate any revenues from our business operations.   Our sole internal source of liquidity at the present time is our cash of $314,039.  Our only source of external liquidity is possible loans from our sole officer and director, Oliver Xing.   As of the date of this prospectus, Mr. Xing has not entered into any agreements with us, either oral or written, to provide us loans. While our auditor has expressed his concern regarding our ability to remain in business during the next twelve months, we believe we have sufficient capital to sustain our operations and accordingly, we have not made any plans to seek additional money for working capital.

As of December 31, 2009, our total assets were $314,043 and our total liabilities were $1,052. As of December 31, 2009, we had cash of $314,039.

BUSINESS

General

We were incorporated in the Province of Ontario, Canada on September 3, 2009. We have not started operations. We intend to provide consulting services to corporations which will assist them with the development of their solar projects.   We have not generated any revenues and the only operation we have engaged in is the development of a business plan. We maintain our statutory registered agent's office and our business office is located at 255 Duncan Mill Road, Suite 203, Toronto, Ontario M3B 3H9.  Our telephone number is (416) 510-2991.

We have no plans to change our planned business activities or to combine with another business, and we are not aware of any events or circumstances that might cause these plans to change. We have not begun operations and will not begin operations until we have completed this offering. Our plan of operation is prospective and there is no assurance that we will ever begin operations.

We intend to promote our services in Canada, in the Province of Ontario and in the United States, primarily the north eastern states.

Background

Electric power is used to operate businesses, industries, homes, offices and provides the power for our communications, entertainment, transportation and medical needs. As our energy supply and distribution mix changes, electricity is likely to be used more for local transportation (electric vehicles) and space/water heating needs.

Due to continuously increasing energy demands, we believe the electric power industry faces the following challenges:

•
Limited Energy Supplies. The primary fuels that have supplied this industry, fossil fuels in the form of oil, coal and natural gas, are limited. Worldwide demand is increasing at a time that industry experts have concluded that supply is limited. Therefore, the increased demand will probably result in increased prices, making it more likely that long-term average costs for electricity will continue to increase.

•
Generation, Transmission and Distribution Infrastructure Costs. Historically, electricity has been generated in centralized power plants transmitted over high voltage lines, and distributed locally through lower voltage transmission lines and transformer equipment. As electricity needs increase, these systems will need to be expanded. Without further investments in this infrastructure, the likelihood of power shortages (“brownouts” and “blackouts”) may increase.

•
Stability of Suppliers. Since many of the major countries who supply fossil fuel are located in unstable regions of the world, purchasing oil and natural gas from these countries may increase the risk of supply shortages and cost increases.

•
Environmental Concerns and Climate Change. Concerns about global warming and greenhouse gas emissions has resulted in the Kyoto Protocol various states enacting stricter emissions control laws and utilities in several states being required to comply with Renewable Portfolio Standards, which require the purchase of a certain amount of power from renewable sources.

Solar energy is the underlying energy source for renewable fuel sources, including biomass fuels and hydroelectric energy. Biomass fuel is a renewable energy source comprised of biological material derived from living, or recently living organisms, such as wood, waste, (hydrogen) gas, and alcohol fuels. By extracting energy directly from the sun and converting it into an immediately usable form, either as heat or electricity, intermediate steps are eliminated. We believe, in this sense, solar energy is one of the most direct and unlimited energy sources.

Solar energy can be converted into usable forms of energy either through the photovoltaic effect (generating electricity from photons) or by generating heat (solar thermal energy). Solar thermal systems include traditional domestic hot water collectors (DHW), swimming pool collectors, and high temperature thermal collectors (used to generate electricity in central generating systems). DHW thermal systems are typically distributed on rooftops so that they generate heat for the building on which they are situated. High temperature thermal collectors typically use concentrating mirror systems and are typically located in remote sites.

Anatomy of a Solar Power System

Solar power systems convert the energy in sunlight directly into electrical energy within solar cells based on the photovoltaic effect. Multiple solar cells, which produce DC power, are electrically interconnected into solar panels. DC power is direct current and flows in one direction as opposed to alternate current which can flow in a reverse direction. A typical 180 watt solar panel may have 72 individual solar cells. Multiple solar panels are electrically wired together. The number of solar panels installed on a building are generally selected to meet that building’s annual electrical usage, or selected to fill available un-shaded roof or ground space. Solar panels are electrically wired to an inverter, which converts the power from DC to AC and interconnects with the utility grid. The following diagram schematically shows a typical solar power system:

Solar Electric Cells. Solar electric cells convert light energy into electricity at the atomic level. The conversion efficiency of a solar electric cell is defined as the ratio of the sunlight energy that hits the cell divided by the electrical energy that is produced by the cell. By improving this efficiency, we believe solar electric energy becomes competitive with fossil fuel sources. The earliest solar electric devices converted about 1%-2% of sunlight energy into electric energy. Current solar electric devices convert 5%-25% of light energy into electric energy (the overall efficiency for solar panels is lower than solar cells because of the panel frame and gaps between solar cells), and current mass produced panel systems are substantially less expensive than earlier systems. Effort is the industry is currently being directed towards the development of new solar cell technology to reduce per watt costs and increase area efficiencies.

Solar Panels. Solar electric panels are composed of multiple solar cells, along with the necessary internal wiring, aluminum and glass framework, and external electrical connections. Although panels are usually installed on top of a roof or on an external structure, certain designs include the solar electric cells as part of traditional building materials, such as shingles and rolled out roofing. Solar electric cells integrated with traditional shingles is usually most compatible with masonry roofs and, while it may offset costs for other building materials and be aesthetically appealing, it is generally more expensive than traditional panels.

Inverters. Inverters convert the DC power from solar panels to the AC power used in buildings.  Grid-tie inverters synchronize to utility voltage and frequency and only operate when utility power is stable (in the case of a power failure these grid-tie inverters shut down to safeguard utility personnel from possible harm during repairs). A grid-tie inverter, or a (GTI) is a special type of Inverter (electrical) that is used in a renewable energy power system to convert direct current into alternating current and feed it into the utility grid. Inverters also operate to maximize the power extracted from the solar panels, regulating the voltage and current output of the solar array based on sun intensity.

Monitoring. There are two basic approaches to access information on the performance of a solar power system. We believe that the most accurate and reliable approach is to collect the solar power performance data locally from the inverter with a hard-wired connection and then transmit that data via the internet to a centralized database. Data on the performance of a system can then be accessed from any device with a web browser, including personal computers and cell phones. As an alternative to web-based remote monitoring, most commercial inverters have a digital display on the inverter itself that shows performance data and can also display this data on a nearby personal computer with a hard-wired or wireless connection.

Net Metering. The owner of a grid-connected solar electric system may not only buy, but may also sell, electricity each month. This is because electricity generated by the solar electric system can be used on-site or fed through a meter into the utility grid. Utilities are required to buy power from owners of solar electric systems (and other independent producers of electricity) under the Public Utilities Regulatory Policy Act of 1978 (PURPA). California’s net metering law provides that all utilities must allow customers with solar electric systems rated up to 1.5 megawatts (“ mW”) to interconnect with the local utility grid and receive retail value for the electricity produced. When a home or business requires more electricity than the solar power array is generating (for example, in the evening), the need is automatically met by power from the utility grid. When a home or business requires less electricity than the solar electric system is generating, the excess is fed (or sold) back to the utility and the electric meter actually spins backwards. Used this way, the utility serves as a backup to the solar electric similar to the way in which batteries serve as a backup in stand-alone systems.

Solar Power Benefits

The direct conversion of light into energy offers the following benefits compared to conventional energy sources:

•
Economic — Once a solar power system is installed, the cost of generating electricity is fixed over the lifespan of the system. There are no risks that fuel prices will escalate or fuel shortages will develop. In addition, cash paybacks for systems range from 5 to 25 years, depending on the level of state and federal incentives, electric rates, annualized sun intensity and installation costs. Solar power systems at customer sites generally qualify for net metering to offset a customer’s highest electric rate tiers, at the retail, as opposed to the wholesale, electric rate.   Solar energy does not have any tiered rates. Utility companies sell electricity at tiered rates depending on the amount of electricity you use. You pay a different rate in each tier, the more electricity you use, the more you are charged per unit of electricity. The baselinerate is the lowest rate charged; as you use more electricity the rate charged increases. The unit of electricity you are charged for is the Kilowatt-Hour (kWh). By charging different rates for energy usage, the utility company is attempting to reward conservation by charging a lot more if you use higher amounts of energy; how nice of them. The less energy you use, the less per kWh you pay.

•
Convenience — Solar power systems can be installed on a wide range of sites, including small residential roofs, the ground, covered parking structures and large industrial buildings. Solar power systems also have few, if any, moving parts and are generally guaranteed to operate for 25 years resulting, we believe, in low maintenance and operating costs and reliability compared to other forms of power generation.

•
Environmental — We believe solar power systems are one of the most environmentally friendly way of generating electricity. There are no harmful greenhouse gas emissions, no wasted water, no noise, no waste generation and no particulates. Such benefits continue for the life of the system.

•
Security — Producing solar power improves energy security both on an international level (by reducing fossil energy purchases from hostile countries) and a local level (by reducing power strains on local electrical transmission and distribution systems).

•
Infrastructure — Solar power systems can be installed at the site where the power is to be used, thereby reducing electrical transmission and distribution costs. Solar power systems installed and operating at customer sites may also save the cost of construction of additional energy infrastructure including power plants, transmission lines, distribution systems and operating costs.

Our sole officer and director believes that escalating fuel costs, environmental concerns and energy security make it likely that the demand for solar power systems will continue to grow.  He has concluded the foregoing based upon his observations over the last two years.   It does not require any expertise to see that the cost of fuel has risen, environmental concerns have increased, and energy security makes solar energy attractive.  Solar energy is free at the source of the sun and the capture thereof is not taxed anywhere in the world.   The federal government, and several states, have put a variety of incentive programs in place that directly spur the installation of grid-tied solar power systems, so that customers will “purchase” their own power generating system rather than “renting” power from a local utility. These programs include:

•	Rebates — to customers (or to installers) to reduce the initial cost of the solar power system, generally based on the size of the system.

•	Renewable Energy Grants – the federal government will provide grants equal for the development of solar power energy.

•
Tax Credits — federal and state income tax offsets directly reducing ordinary income tax. New York and California currently offer state tax credits. There is currently a 30% federal tax credit for residential and commercial solar power systems. Commercial customers can elect either a 30% cash payment from the federal grant program or the traditional tax credit. Effective from the beginning of 2009, the $2,000 cap on the federal tax credit for residential solar power systems has been removed, and that credit is now uncapped.

•	Accelerated Depreciation — solar power systems installed for businesses (including applicable home offices) are generally eligible for accelerated depreciation.

•	Net Metering — provides a full retail credit for energy generated.

•
Feed-in Tariffs — are additional credits to consumers based on how much energy their solar power system generates. Feed-in Tariffs set at appropriate rates have been successfully used in Europe to accelerate growth.

•	Renewable Portfolio Standards — require utilities to deliver a certain percentage of power generated from renewable energy sources.

•	Renewable Energy Credits (RECs) — are additional credits provided to customers based on the amount of renewable energy they produce.

•
Solar Rights Acts — state laws to prevent unreasonable restrictions on solar power systems. California’s Solar Rights Act has been updated several times in past years to make it easier for customers of all types and in all locations to install a solar power system.

•	PPA's — Power Purchase Agreements, or agreements between a solar power system purchaser and an electricity user under which electricity is sold/purchased on a long-term basis.

Challenges Facing the Solar Power Industry

We believe the solar power industry faces three key challenges:

•
Improve Customer Economics — In most cases, the cost to customers for electricity produced by a solar power system at the customer’s site is comparable to conventional, utility-generated power. We believe lower equipment (primarily solar panels) and installation costs would reduce the total cost of a system and increase the potential market for solar power.

•
Increase System Performance and Reliability — We believe that a design that incorporates factory assembly of an integrated solar power system versus field assembly provides a more reliable solution. A system with these characteristics will deliver improved system performance and allow the customer to achieve the shortest possible payback.

•
Improve Aesthetics — We believe that customers prefer solar panels that blend into existing roof surfaces with fewer shiny parts, mounted closely to the roof surface and have more of a “skylight” appearance than the traditional rooftop metal framed solar panels raised off the roof.

We will meet the foregoing needs by providing advice to persons desiring to implement the use of solar energy in their home or business.  Solar energy is an integral aspect of the United Nations Climate Change program with regulatory and voluntary initiatives being implemented by countries, states and corporations across the globe.

Throughout the world massive amounts of energy is consumed and as a result generates emits greenhouse gases which than any other country in the world with the exception of the United States. We define the clean energy sector as being comprised of three segments: Alternative Energy resources, Smart Grid technology, and conservation and efficiency.

Our Strategy

We intend to establish a consulting business to provide advice regarding the use of solar energy for personal living and in the business environment; assessing property for implementing a solar energy system; and advising  customerd on the available equipment; and contracting with third parties to install solar equipment.  We do not have any tentative or pending business agreements or business combination transactions.  Further, and again, we have no plans to merge with, be acquired by, or acquire another business.  At the outset, because Mr. Xing does not have experience in the solar energy field, he may have to  provide these services through consultation with experienced third parties.  As of the date of this prospectus, we have not contacted any experienced third parties, nor is there any assurance that we will or have to retain third parties.  If we do have to retain third parties we will, in the future, but not now, consider budgeting funds for their retention.   Oliver Xing has experience in general business skills provide the basis for successfully implementing our business plan. However, in the event that Oliver Xing does not believe that he is qualified to provide effective consulting services related to one or more issues, we will hire others to provide such services.

As of the date of this report, we do not have any clientele under contract with us nor have we commenced with the provision of any management/consulting services.

Target Market

Initially, Oliver Xing will promote our services, discussing them with companies that are seeking advice about solar energy.  We also anticipate utilizing several other marketing activities in our attempt to make our services known to corporations and attract clientele. These marketing activities will be designed to inform potential clients about the benefits of using our services and will include the following: development and distribution of marketing literature, direct mail and email, advertising, promotion of our website, and developing industry analyst relations.

We intend to target companies that are seeking to convert to solar energy as a viable alternative energy source.  Worldwide, those companies are readily available as entities seeking Green House Credits since their operations require the acquisition of such credits or mandate a cessation of operations. In addition to our website, we intend to send printed materials to such companies we have identified as possible candidates for our services. We will rely upon Oliver Xing to initiate contacts with companies and attract clientele to us.

In our opinion, the solar energy market is growing at a very fast pace. The market requires new generation, innovative and economical technologies to comply with the emissions reduction and renewable energy legislation being imposed or voluntarily being adopted.

Revenue

Initially, we intend to generate revenue from three sources:

1.           Term Fee - By charging a fee for given terms;
2.           Fixed Fee - By charging a fixed fee;
3.           Hourly Fee - By charging an hourly fee for advisory services.

We intend to develop and maintain a database of all our clients so that we can anticipate their various needs and continuously build and expand our advisory services.

There is no assurance that we will be able to interest companies in our services. If we do not, we will not generate revenue from our prospective business model.

Government Regulation

There are no U.S or Canadian regulations which prohibit or mandate licensing in connection with the use of solar energy.  Futher, there are no U.S. or Canadian laws which or regulate the use of solar energy.  Accordingly, there are no regulations in the U.S. or Canada that will have a material effect on our operations.  We do not need to pursue or satisfy any special licensing or regulatory requirements before establishing or delivering our intended services other than the requisite business licenses. If new government regulations, laws, or licensing requirements are passed, it could cause us to restrict or eliminate delivery of any of our intended services. New regulations and licensing requirements may adversely affect our business. For example, if we were required to obtain a government issued license for the purpose of providing consulting services, we could not guarantee that we would qualify for such license. If a licensing requirement existed, and we were not able to qualify, our business could suffer. Presently, to our knowledge, no regulations, laws, or licensing requirements exist or are likely to be implemented in the near future that are reasonably expected to have a material impact on our prospective sales, revenues, or income from our business operations.

Competition

We compete with other environmental consulting companies in the United States.  The competitive conditions in the United States and Canada are the same. We will not be differentiating ourselves from existing consulting companies, but merely competing with them. The environmental consulting market is a large, fragmented market and may be difficult to penetrate. Our competitive position within the industry is negligible in light of the fact that we have not started our operations. Older, well-established environmental consulting firms with records of success currently attract customers. Since we have not started operations, we cannot compete with them on the basis of reputation. We expect to compete on the basis of the range of advisory services and the quality of advisory services we intend to provide. At this time, our principal method of competition will be through personal contact with potential clients with whom Oliver Xing has an existing relationship.

Oliver Xing, our president, will be devoting approximately 15 hours a week of his time to our operations. Because Oliver Xing will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to him. As a result, operations may be periodically interrupted or suspended which could result in a lack of revenues and a cessation of operations.

Insurance

We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party to a liability action, we may not have sufficient funds to defend the litigation. In that event, a judgment could be rendered against us that could cause us to cease operations.

Employees

We are a development stage company and currently have no employees, other than our sole officer and director. We intend to hire additional employees on an as-needed basis.

Offices

Our administrative offices are currently located at 255 Duncan Mill Road, Suite 203, Toronto, Ontario M3B 3H9.  Our telephone number is (416) 510-2991.  This is Mr. Xing's personal office.  We use approximately50 square feet of space on a rent-free basis.

MANAGEMENT

Officers and Directors

Our sole director will serve until his successor is elected and qualified. Our sole officer is elected by the board of directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until he is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
Oliver Xing 255 Duncan Mill Road, Suite 203, Toronto, Ontario M3B 3H9	45	president, principal executive officer, secretary, treasurer, principal financial officer, principal accounting officer and sole member of the board of directors.

The person named above has held his offices/positions since inception of our company and is expected to hold his offices/positions until the next annual meeting of our stockholders.

Background of officers and directors

Since our inception on September 3, 2009, Oliver Xing has been our president, principal executive officer, secretary, treasurer, principal financial officer, principal accounting officer and sole member of the board of directors. Since March 18, 2005, Mr. Xing has been the managing partner of CRR Capital Markets, Inc. an exempt market dealer located in Ontario, Canada. Further, since 1996, Mr. Xing has been a business consultant to Toronto based corporations.

Mr. Xing has no arrangement or understanding with any shareholder, customer, supplier or others in connection with his appointment to the board of directors.  Mr. Xing currently holds 100% of the voting shares of EarlyBird Capital Corporation.  EarlyBird Capital Corporation owns 3,000,000 shares of our common stock which constitutes 25.99% of our total outstanding shares of common stock.

During the past ten years, Oliver Xing has not been the subject of the following events:

1. Any bankruptcy petition filed by or against any business of which Mr. Xing was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.

3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Mr. Xing=s involvement in any type of business, securities or banking activities.

4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we have no operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of Interest

The only conflict that we foresee are that our sole officer and director will devote time to projects that do not involve us. Mr. Xing will not be devoting any time to projects which compete with our proposed business plan.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us since our inception on September 3, 2009 through December 31, 2009 for each of our officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid or named executive officers.

Summary Compensation Table
						Non-	Nonqualified
						Equity	Deferred	All
Name						Incentive	Compensa-	Other
and				Stock	Option	Plan	tion	Compen-
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Oliver Xing	2009	0	0	60,000	0	0	0	0	60,000
President	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0

We have no employment agreements with any of our officers. We do not contemplate entering into any employment agreements until such time as we begin profitable operations.

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officers.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Compensation of Directors

The member of our board of directors is not compensated for his services as a director. The board has not implemented a plan to award options to any directors. There are no contractual arrangements with any member of the board of directors. We have no director's service contracts.  The following table sets for compensation paid to our directors from inception on September 3, 2009 to our first year end on December 31, 2009.

Director=s Compensation Table
Fees
	Earned				Nonqualified
	or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Oliver Xing	0	0	0	0	0	0	0

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Indemnification

Our articles of incorporation do not provide for indemnification. Our by-Law does provide indemnification for our Director and officer of the Corporation.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct or indirect ownership of their shares and possesses sole voting and dispositive power with respect to the shares.

The percentage of beneficial ownership before the offering is based on 11,541,666 common shares outstanding as of December 31, 2009.

	Number of
Name of owner	Shares	Position	Percent of Class
Oliver Xing	6,000,000	President, President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer, and sole director	51.99%

Early Bird Capital Corporation	3,000,000	Oliver Xing, our sole officer and director owns 100% of the voting shares of Early Bird Capital Corporation	25.99%

1547698 Ontario Limited	1,000,000	1547698 Ontario Limited is owned by He Zheng who is the wife of Oliver Xing our president. He Zheng currently holds 100% of the voting shares of 1547698 Ontario Limited.	8.66%

ALL OFFICERS AND
DIRECTORS AS A GROUP	10,000,000		86.64%
(1 person)

Early Bird Capital Corporation	3,000,000		25.99%

1547698 Ontario Limited	1,000,000		8.66%

                Oliver Xing, our sole officer and director currently holds 100% of the voting shares of Early Bird Capital Corporation.

                1547698 Ontario Limited  is owned by He Zheng who is the wife of Oliver Xing our president.  He Zheng currently holds 100% of the voting shares of 1547698 Ontario Limited.

As of December 31, 2009, there were no U.S. holders of our common shares.

There are no options outstanding to purchase our shares of common stock.

Selling Shareholders

The following holders of our common shares will sell their common shares as set forth in the table below.  The percentage of beneficial ownership before and after the offering is based on 11,541,666 common shares outstanding as of December 31, 2009.  Oliver Xing, our sole officer and director is selling 1,500,000 shares of common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned Before Offering	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned Before Offering	Percentage of Shares Beneficially Owned After Offering

1547698 Ontario Limited[1] 203-255 Duncan Mill Road, Toronto, ON M3B 3H9	1,000,000	250,000	750,000	8.66%	6.50%

Cora Ke Chen [5] 2739 Duncairn Drive Mississauga, ON L5M 5C7	10,000	10,000	0	0.09%	0.00%

Duncan Ma [5] 2739 Duncairn Drive Mississauga, ON L5M 5C7	10,000	10,000	0	0.09%	0.00%

Earlybird Capital Corp.[2] 203-255 Duncan Mill Road Toronto, ON M3B 3H9	3,000,000	750,000	2,250,000	25.99%	19.49%

Fang Wang 1184 Windcroft Court Mississauga, ON L4W 3A9	50,000	50,000	0	0.43%	0.00%

Ge Wang 26 Consiglia Drive St. Catherine, ON L2S 3L2	25,000	25,000	0	0.22%	0.00%

Hongcheng Wei 67 Silas Hill Drive Toronto, ON M2J 2X8	75,000	75,000	0	0.65%	0.00%

Jian Liu [6] 39 Militia Trail Markham, ON L3R 9H7	13,333	13,333	0	0.12%	0.00%

Kai Liu 1011-30 Duke Street West Kitchener, ON N2H 3W5	15,000	15,000	0	0.13%	0.00%

Li Yang 2107-4101 Sheppard Avenue East Toronto, ON M1S 3H3	235,000	235,000	0	2.04%	0.00%

Li Ying 795 Woodland Acres Crescent Vaughan, ON L6A 1G2	500,000	500,000	0	4.33%	0.00%

Ling Wang 2575 Strathmore Crescent Mississauga, ON L5M 5L1	50,000	50,000	0	0.43%	0.00%

Toronto College of Technology Inc.[3] 201 Consumers Road, Suite 300 Toronto, ON M2J 4G8	20,000	20,000	0	0.17%	0.00%

Wei Qian [6] 39 Militia Trail Markham, ON L3R 9H7	13,333	13,333	0	0.12%	0.00%

Xing, Oliver[4] 313-88 Corporate Drive Toronto, ON M1H 3G6	6,000,000	1,500,000	4,500,000	51.99%	38.99%

Xinyu Liu 8 Rogers Road Guelph, ON N1G 4V5	115,000	115,000	0	1.00%	0.00%

Xuelin He 1410-4470 Tucana Court Mississauga, ON L5R 3K8	50,000	50,000	0	0.43%	0.00%

Yan Gao 35 Foxden Road Toronto, ON M3C 2B2	20,000	20,000	0	0.17%	0.00%

Yude Ling 85 Ambercroft Blvd Toronto, ON M1W 2Z6	15,000	15,000	0	0.13%	0.00%

Zhaohui Jia 25 Aloe Avenue Richmond Hill, ON L4E 4M8	100,000	100,000	0	0.87%	0.00%

Zhaoyong Cheng 187 Silver Rose Crescent Markham, ON L6C 1W9	50,000	50,000	0	0.43%	0.00%

Zhigeng Fu 1003-400 Walmer Road Toronto, ON M5P 2X7	150,000	150,000	0	1.30%	0.00%

Zhigang Yang 902-110 Parkway Forest Drive Toronto, ON M2J 1L7	25,000	25,000	0	0.22%	0.00%

TOTAL	11,541,666	4,041,666	7,500,000	100.00%	64.99%

[1]            1547698 Ontario Limited  is owned and controlled by He Zheng, the wife of Oliver Xing, our president.  He Zheng has voting and investment control over the shares held by 1547698 Ontario Limited.

[2]            Early Bird Capital Corporation is owned and controlled by Oliver Xing who has voting and investment control over the shares held by Early Bird Capital Corporation.

[3]            Toronto College of Technology Inc.  is owned and controlled by Paul Pu, who has voting and investment control over the shares held by Toronto College of Technology Inc.

[4]             Sales made Oliver Xing, our sole officer and director, are deemed sales by an underwriter.

[5]            Cora Ke Chen and Duncan Ma are husband and wife.   Each of the foregoing owns 10,000 shares of common stock and exercises independent control over the shares registered in their name.

[6]            Jian Liu and Wei Qian are husband and wife.

None of the selling shareholders has, or has had within the past three years, held any position, office, or other material relationship with us or any of our predecessors or affiliates other than Oliver Xing.

None of the selling shareholders is a broker-dealer, an affiliate of a broker dealer.

We have no U.S. shareholders.

RELATED PARTY TRANSACTIONS

On September 3, 2009, we issued 6,000,000 restricted shares of common stock to our sole officer and director, Oliver Xing in consideration of services valued at $60,000.00.

                On September 3, 2009, we issued 1,000,000 restricted shares of common stock to 1547698 Ontario Limited, in consideration of $10,000.00.  1547698 Ontario Limited is owned and controlled by He Zheng, the wife of Oliver Xing, our president. He Zheng has voting and investment control over the shares held by 1547698 Ontario Limited.

                On September 3, 2009, we issued 3,000,000 restricted shares of common stocks to EarlyBird Capital Corporation, in consideration of $30,000. EarlyBird Capital Corporation is owned and controlled by Mr. Oliver Xing who has voting and investment control over the shares held by EarlyBird Capital Corporation.

As at December 31, 2009, the President had loaned the Corporation $1,052. The loan is non-interest bearing, due upon demand and unsecured.

Other than as disclosed above, neither our sole officer and director, or any associate or affiliate of the foregoing, has not participated in and have no other interest, direct or indirect, in any material transactions in which we have participated, or in any proposed transaction which has materially affected or will materially affect our company since inception on September 3, 2009 to the present.

There are no additional interests of management in transactions involving our company except as set forth above.

We will determine whether we will enter into a related party transaction on a case-by-case basis.  We prohibit loans to our affiliates.  Other than the foregoing, we have no policies or procedures for the review, approval or ratification of related party transactions.

MEMORANDUM OF ARTICLES OF ASSOCIATION AND DESCRIPTION OF SECURITIES

Memorandum and Articles of Incorporation and Bylaws

We have articles of incorporation and bylaws.  Our Articles of Incorporation provide very limited information.  Our bylaws contain material provisions relative to our conducts as a corporation as follows:

1.           Our Memorandum and Articles of Incorporation do not limit in any manner our business purpose. As such, no provision relating to the same is contained in the Memorandum or Articles of Incorporation.

2.           Directors

Number of Directors.     The minimum and maximum number of Directors of the corporation shall be such as are from time to time set forth in the Articles. Currently the number of directors may not be less than one nor more than nine. The number of Directors within such range shall be determined from time to time by special resolution or, subject to the provisions of the Act, by the Board if so empowered by special resolution.

Resident Canadians.     Except where the Corporation is a non-resident Corporation, a majority of the directors shall be resident Canadians, but where the Corporation has only one or two directors, that director or one of the two directors, as the case may be, shall be a resident Canadian.

Qualifications.     No person shall be qualified for election as a director if he is less than 18 years of age; if he is of unsound mind and has been so found by a court in Canada or elsewhere; if he is not an individual; or if he has the status of a bankrupt.  A director need not be a shareholder.

Election and Term.    The election of directors shall take place at the first meeting of shareholders and at each succeeding annual meeting at which an election of directors is required.  At any annual meeting, every retiring director shall, if qualified, be eligible for re-election.  If an election of directors is not held at the proper time, the directors shall continue in office until their successors are elected or appointed.

Resignation.     A director who is not named in the articles may resign from office upon giving a written resignation to the Corporation and such resignation becomes effective when received by the Corporation or at the time specified in the resignation, whichever is later.  A director named in the articles shall not be permitted to resign his office unless at the time the resignation is to become effective a successor is elected or appointed.

Removal.    Subject to the provisions of the Act, the shareholders may, by ordinary resolution passed at an annual or special meeting of shareholders, remove any director or directors from office before the expiration of his or their respective terms and may, by a majority of the votes cast at the meeting, elect any person in his place for the remainder of his term.

Vacation of Office. A director ceases to hold office when he dies, is removed from office by the shareholders, or becomes disqualified to serve as a director.

Vacancies.    Subject to the provisions of the Act, where a vacancy occurs on the board, a quorum of the directors then in office may appoint a person to fill the vacancy for the remainder of the term.  If there is not a quorum of directors or if there has been a failure to elect the number of directors required by the articles or in the case of a variable board as required by special resolution, the directors then in office shall forthwith call a special meeting of shareholders to fill the vacancy and, if they fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder.

3.           Meetings of Directors

Place of Meetings. Meetings of the board may be held at any place in or outside Ontario. In any financial year of the Corporation, a majority of the meetings of the board need not be held in Canada.

Meeting by Communications Facilities.     If all the directors present at or participating in the meeting consent, a meeting of the board or of a committee of the board may be held by means of such telephone, electronic or other communications facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and a director participating in such a meeting by such means shall be deemed to be present at the meeting.  Any such consent shall be effective whether given before or after the meeting to which it relates and may be given with respect to all meetings of the board and of committees of the board.  If a majority of the directors participating in a meeting held under this section are then in Canada, the meeting shall be deemed to have been held in Canada.

Calling of Meetings.     Meetings of the board shall be held from time to time at such time and at such place as the board, the chairman of the board, the managing director, the president or any two directors may determine.

Notice of Meeting.     Notice of the time and place of each meeting of the board shall be given to each director not less than 48 hours (excluding any part of a Saturday, Sunday and a holiday as defined by the Ontario Interpretation Act) before the time when the meeting is to be held. A notice of a meeting of directors need not specify the purpose of or the business to be transacted at the meeting except where the Act requires such purpose or business to be specified.

Regular Meetings.     The board may appoint a day or days in any month or months for regular meetings of the board at a place and hour to be named.  A copy of any resolution of the board fixing the place and time of such regular meetings shall be sent to each director forthwith after being passed, but no other notice shall be required for any such regular meeting except where the Act requires the purpose thereof or the business to be transacted thereat to be specified.

First Meeting of New Board.     Each newly elected board may without notice hold its first meeting immediately following the meeting of shareholders at which such board is elected, provided a quorum of directors is present

Quorum.    Where the Corporation has fewer than three directors, all directors must be present at any meeting of directors to constitute a quorum.  Subject to the articles or by-laws of the Corporation, a majority of the number of directors or minimum number of directors required by the articles constitutes a quorum at any meeting of directors but in no case shall a quorum be less than two-fifths of the number of directors or less than the minimum number of directors as the case may be.

Resident Canadians.     Directors shall not transact business at a meeting of the board unless a majority of the board unless a majority of the directors present are resident Canadians or, where the Corporation has fewer than three directors, one of the directors present is a resident Canadian.  However, directors may transact business at a meeting of the board where a majority of resident Canadian directors is not present if

(a)	a resident Canadian director who is unable to be present approves in writing or by telephone or other communications facilities the business transacted at the meeting; and

(b)	a majority of resident Canadian directors would have been present had the director been present at the meeting.

Chairman. The chairman of any meeting of the board shall be the first mentioned of such of the following officers as have been appointed and who is a director and is present at the meeting:

(a)	Chairman of the Board;
(b)	Managing Director;
(c)	President;
(d)	a Vice-president;
(e)	Secretary; or
(f)	Treasurer.

Votes To Govern.    At all meetings of the board every question shall be decided by a majority of the votes cast on the question.  In case of an equality of votes the chairman of the meeting shall be entitled to a second or casting vote.

Declaration of Interest.    Every director or officer of the Corporation who is a party to a material contract or transaction or proposed material contract or transaction with the Corporation, or is a director or officer of or has a material interest in any person who is a party to a material contract or transaction or proposed material contract or transaction with the Corporation, shall disclose in writing t the Corporation or requires to have entered in the minutes of the meeting of directors the nature and extent of his interest at the time and in the manner required by the Act.  Any such contract or proposed contract shall be referred to the board or shareholders for approval even if such contract is one that in the ordinary course of the Corporation's business would not require approval by the board or the shareholders, and a director interested in a contract so referred to the board shall not vote on any resolution to approve the same except as provided by the Act.

Resolution in Lieu of Meeting.    A resolution in writing, signed by al the directors entitled to vote on that resolution at a meeting of directors or committee of directors, is as valid as if it had been passed at a meeting of directors or committee of directors.  A copy of every such resolution shall be kept with the minutes of the proceedings of the directors or committee of directors.

4.           Officers

Appointment.     Subject to the provisions of the Act, the articles or any unanimous shareholder agreement, the board may from time to time appoint a president, one or more vice-presidents (to which title any be added words indicating seniority or function), a secretary, a treasurer and such other officers as the board may determine, including one or more assistants to any of the officers appointed. The board may specify the duties of and, in accordance with this by-law and subject to the provisions of the Act, delegate to such officers' powers to manage the business and affairs of the Corporation.  An officer may but need not be a director and one person may hold more than one office.

Term, Remuneration and Removal.     The terms of employment and remuneration of all officers elected or appointed by the board (including the president) shall be determined from time to time by resolution of the board.  The fact that any officer or employee is a director or shareholder of the Corporation shall not disqualify him from receiving such remuneration as may be determined.  Al officers, in the absence of agreement to the contrary, shall be subject to removal by resolution of the board at any time with or without cause.

Chairman of the Board.     The board may from time to time also appoint a chairman of the board who shall be director.  If appointed, the board may assign to him any of the powers and duties that are by any provisions of third by-law assigned to the managing director or to the president; and he shall, subject to the provisions of the Act, have such other powers and duties as the board may specify.  During the absence or disability of the chairman of the board, his duties shall be performed and his powers exercised by the managing director, if any, or by the president.

Managing Director.     The board may from time to time also appoint a managing director who shall be a resident Canadian and a director.  If appointed, he shall b the chief executive officer and, subject to the authority of the board, shall have general supervision of the business and affairs of the Corporation; and he shall, subject to the provisions of the Act, have such other powers and duties as the board may specify.  During the absence or disability of the president, or if no president has been appointed, the managing director shall also have the powers and duties of that office.

President.    The board may from time to time appoint a president.  If appointed, the president shall be the chief operating officer and, if no managing director has been appointed, and subject to the authority of the board, shall have general supervision of the business of the Corporation; and he shall have such other powers and duties as the board any specify.  During the absence or disability of the managing director, or if no managing director has been appointed, the president shall also have the powers and duties of that office.

Vice-President.    The board may from time to time appoint one or more vice-presidents.  A vice-president so appointed shall have such powers and duties as the board or the chief executive officer may prescribe.

Secretary.     The board may from time to time appoint a secretary.  The secretary, as and when requested to do so, shall attend and be the secretary of all meetings of the board, shareholders, and committees of the board and shall enter or cause to be entered in records kept for that purpose minutes of all proceedings thereat; he shall give or cause to be given, as and when instructed, all notices to directors, shareholders, officers, auditors and members of committees of the board; he shall be the custodian of the stamp or mechanical device generally used for affixing the corporate seal of the Corporation (if any) and of all books, papers, records documents and instruments belonging to the Corporation, except when some other officer or agent has been appointed for that purpose; and he shall have perform such other duties as may from time to time be prescribed by the board.

Treasurer.   The board may from time to time appoint a treasurer.  The treasurer shall keep, or cause to be kept proper accounting records in compliance with the Act; he shall deposit, or cause to be deposited, all monies received by the Corporation in the Corporation’s bank account; he shall, under the direction of the board, supervise the safekeeping of securities and the disbursement of the funds of the Corporation; he shall render to the board whenever required an account of all his transactions as treasurer and of the financial position of the Corporation; and he shall have perform such other duties as may from time to time be prescribed by the board.

Other Officers.     The duties of all other officers shall, be such as the terms of their engagement call for or as the board requires of them.  Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant, unless the board otherwise directs.

Variation of Duties. From time to time and subject to the provisions of the Act, the board may vary, add to or limit the powers and duties of any officer.

Agents and Attorneys.     Te board shall have power from time to time to appoint agents or attorneys for the Corporation in or outside of Ontario with such powers of management or otherwise (including the power to sub-delegate) as may be thought fit.

Fidelity Bonds.      The board may require such officers, employees and agents of the Corporation as the board deems advisable to furnish bonds for the faithful discharge of their powers and duties, in such form and with such surety as the board may from time to time determine.

Conflict of Interest.      An officer shall disclose his interest in any material contract or proposed material contract or transaction or proposed material contract or transaction with the Corporation, as is, pursuant to the provisions of the Act and the by-laws.

Shareholder’s Meetings

Annual Meetings.     The board shall call the first annual meeting of shareholders not later than eighteen months after the Corporation comes into existence and, subsequently, not later than fifteen months after holding the last preceding annual meeting.  Shareholders have no power to call a meeting of shareholders.  Should directors fail to call a shareholder’s meeting within 15 months of the last meeting, shareholders may seek relief from the court and compel a meeting of shareholders. Registered shareholders may submit proposals to be voted on at the annual or special meeting of shareholders.  The annual meeting of shareholders of the Corporation shall be held at such time on such day in each year and, at such place as the board may from time to time determine, for the purposes of receiving the reports and statements required by the Act to be laid before the annual meeting, electing directors, appointing auditors and fixing or authorizing the board to fix their remuneration, and for the transaction of such other business as any properly be brought before the meeting.

Special Meetings.     The board may at any time call a special meeting of shareholders for the transaction of any business which may properly be brought before such meeting of shareholders.  All business transacted at an annual meeting of shareholders, except consideration of the financial statements, auditor’s report, election of directors and reappointment of the incumbent auditor, is deemed to be special business.

Place of Meetings. Meetings of shareholders shall be held at the registered office of the Corporation or at such other place within or outside of Ontario as the board from time to time determines.

Notice of Meetings.     Notice of the time and place of each meeting of shareholders shall be sent not less than 10 and not more than 50 days before the date of the meeting to each director, to the auditor and to each person whose name appears on the records of the Corporation at the close of business on the day next preceding the giving of the notice as a shareholder entitled to vote at the meeting.  Notice of a special meeting of shareholders shall state:

(a)	the nature of the business to be transacted at the meeting in sufficient detail to permit the shareholders to form a reasoned judgment thereon; and

(b)	the text of any special resolution or by-law to be submitted to the meeting.

Persons Entitled to Be Present.     The only persons entitled to attend a meeting of shareholders shall be those entitled to vote thereat, the directors and the auditor of the Corporation and others who although not entitled to vote are entitled or required under any provision of the Act or by-laws of the Corporation to be present at the meeting.  Any other persons may be admitted only on the invitation of the chairman of the meeting or with the consent of the meeting.

Quorum.          Subject to the provisions of the Act, the holders of a majority of the shares entitled to vote at a meeting of shareholders present in person or by proxy constitute a quorum for the transaction of business at any meeting of shareholders.

One-Shareholder Meeting. If the Corporation has only one shareholder, or only one holder of any class or series of shares, the shareholder present in person or by proxy constitutes a meeting.

Right to Vote.         At any meeting of shareholders, unless the articles otherwise provide, each share of the Corporation entitles the holder thereof to one vote at a meeting of shareholders, subject to the provisions of the Act.

Joint Shareholders.     Where two or more persons hold the same share or shares jointly, any one of such persons present at a meeting of shareholders may, in the absence of the other or others, vote the shares; but if two or more of those persons are present in person or by proxy, vote, they shall vote as one on the shares jointly held by them.

Proxies.     Every shareholder entitled to vote at a meeting of shareholders may, by means of a proxy, appoint a proxy holder or one or more alternate proxy holders who are not required to be shareholders, to attend and act at the meeting in the manner and to the extent authorized by the proxy and with the authority conferred by the proxy.  A proxy shall be in writing executed by the shareholder or by his attorney authorized in writing and shall conform to the requirements of the Act.  The board may by resolution fix a time not exceeding 48 hours, excluding Saturdays and holidays, preceding any meeting or adjourned meeting of shareholders, before which time proxies to be used at that meeting must be deposited with the Corporation or an agent thereof, and any period of time so fixed shall be specified in the notice calling the meeting.  A proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited with the Corporation or an agent thereof specified in such notice or, where no time is specified in such notice, the proxy has been received by the secretary of the Corporation or by the chairman of the meeting or nay adjournment thereof prior to the time of voting.

Scrutineers.     At each meeting of shareholders, one or more scrutineers may be appointed by a resolution of the meeting or by the chairman with the consent of the meeting to serve at the meeting.  Such scrutineers need not be shareholders of the Corporation.

Votes to Govern.    Subject to the provisions of the Act, the articles and the by-laws of the Corporation or any unanimous shareholder agreement, all questions proposed for the consideration of the shareholders at a meeting shall be decided by a majority of the votes cast thereon.  In the case of an equality of votes either upon a show of hands or upon a poll, the chairman of the meeting shall be entitled to a second or casting vote.

Show of Hands.     Subject to the provisions of the Act, at all meetings of shareholders, every question shall be decided by a show of hands unless a ballot thereon be required by the chairman or be demanded by a shareholder or proxyholder present and entitled to vote.  Upon a show of hands every person present and entitled to vote shall have one vote regardless of the number of shares he represents.  After a show of hands has been taken upon the question, the chairman may require, or any shareholder or proxyholder present and entitled to vote may demand, a ballot thereon.  Whenever a vote by show of hands shall have been taken upon a question, unless a ballot thereon is so required or demanded, a declaration by the chairman of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against the question.  The result of the vote so taken and declared shall be the decision of the Corporation on the question.  A demand for a ballot may be withdrawn at any time prior to the taking of the ballot.

Ballots.     If a ballot is required by the chairman of the meeting or is demanded and the demand is not withdrawn, a ballot upon the question shall be taken in such manner as the chairman of the meeting directs.

Adjournment.     The chairman of a meeting of shareholders may, with consent of the meeting and subject to such conditions as the meeting may decided, adjourn the meeting from time to time and from place to place.

Resolution in Lieu of Meeting. Except where a written statement with respect to the subject matter of the resolution is submitted by a director or the auditors in accordance with the Act:

(a)	a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders ; and

(b)
a resolution in writing dealing with any matter required by the Act to be dealt with at a meeting of shareholders, and signed by all the shareholders entitled to vote at that meeting, satisfies all the requirements of the Act relating to that meeting of shareholders.

4.           Shares

Allotment.      Subject to the provisions of the Act, the articles and any unanimous shareholder agreement, the board may from time to time allot or grant options to purchase the whole or any part of the authorized and unissued shares of the Corporation at such times and to such persons and for such consideration as the board shall determine, provided that no share shall be issued until it is fully paid as provided by the Act.

Lien for Indebtedness.     Subject to the provisions of the Act, the Corporation shall have a lien on shares registered in the name of a shareholder indebted to the Corporation.  Such lien may be enforced, subject to any other provision of the articles and to any unanimous shareholder agreement, by the sale of the shares thereby affected or by any other action, suit, remedy or proceeding authorized or permitted by law or by equity and, pending such enforcement, the Corporation, may refuse to register a transfer of the whole or any part of such shares.

Share Certificates.     Every holder of one or more shares of the Corporation is entitled, at his option, to a share certificate, or to a non-transferable written acknowledgment of his right to obtain a share certificate, stating the number and class or a series of shares held by him as shown on the records of the Corporation.  Shares certificates and acknowledgements of a shareholder’s right to a share certificate shall be in such a form as the board shall from time to time approve.  Any share certificate shall be signed herein and need not be under corporate seal.

Replacement of Share Certificates.     Subject to the provisions of the Act, the directors may by resolution prescribe, either generally or in a particular case, the conditions upon which a new share certificate may be issued to replace a share certificate which has been defaced, lost stolen or destroyed.

Transfer Agents and Registrars.      The board may from time to time appoint a registrar to maintain the securities register and a transfer agent to maintain the register of transfers and may also appoint or more branch registrars to maintain branch security registers and one or more branch transfer agents to maintain branch registers of transfers, but one person may be appointed both registrar and transfer agent.  The board may at any time terminate any such appointment.

Joint Shareholders.      If two or more persons are registered as joint holders of any share, the Corporation shall not be bound to issue more than one certificate in respect thereof, and delivery of such certificate to one of such persons shall be sufficient delivery to all of them.  Any one of such persons may five effectual receipts for the certificate issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

Common Stock

Our authorized capital stock consists of an unlimited number of shares of common stock, no par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our Board of Directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

 We refer you to our articles of incorporation, bylaws and the applicable statutes of the Province of Ontario for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholders will own approximately -64.98% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Reports

                After we complete this offering, we will not be required to furnish you with an annual report.  We do intend to post copies of the reports with the SEC on our web site at www.ontariosolarcorp.com.   Further, we will not voluntarily send you an annual report.  We will be required to file reports with the SEC. The reports will be filed electronically.  The reports we will be required to file are Forms 20-F and 6-K.  You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that will contain copies of the reports we file electronically.  The address for the Internet site is www.sec.gov.  Our annual accounts, auditor’s reports and othere information will be available for inspection in the United States at The Law Officer of Conrad C. Lysiak, P.S., 601 West First Avenue, Suite 903, Spokane, Washington 99201.  We are not required to provide such information under Canadian law.

Stock Transfer Agent

Currently we have not retained a transfer agent.  We act as our own stock transfer agent for our securities.  We intend to retain Pacific Stock Transfer Company, Las Vegas, Nevada as our transfer agent upon SEC effectiveness of this registration statement.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This description is our counsel=s opinion of the material U.S. federal income tax considerations to investors who hold our common shares as a capital asset.  Our counsel is The Law Office of Conrad C. Lysiak, P.S., West First Avenue, Suite 903, Spokane, Washington 99201.  This discussion is based upon, as of the date hereof, the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the ACode@), Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretation thereof, all of which are subject to change either prospectively or retroactively, or are subject to different interpretations. We have not obtained nor do we intend to obtain, a ruling from the Internal Revenue Service as to any United States federal income tax consequences discussed below and there can be no assurances that the Internal Revenue Service will not take contrary positions.

As used herein, the term AU.S. Holder@ means a beneficial owner of common shares that is for United States federal income tax purposes:

*	a citizen or resident of the United States;
*
a corporation, or other entity taxed as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

*	an estate, the income of which is subject to United States federal income taxation regardless of its source; or
*
a trust, if both (a) a United States court is able to exercise primary supervision over the administration of the trust, and (b) one or more United States persons have the authority to control all substantial decisions of the trust. The discussion below does not address all of the United States federal income tax consequences that may be relevant to U.S. Holders in light of their particular circumstances, nor does it address the tax consequences to U.S. Holders subject to special treatment under the United States federal income tax laws, such as:

*	certain financial institutions;
*	insurance companies;
*	traders in securities that elect to mark-to-market;
*	securities dealers;
*	partnerships or other entities classified as partnerships for United States federal income tax purposes;
*	tax-exempt organizations;
*	persons that hold the common shares as part of an integrated investment (including a straddle);
*	persons owning, directly, indirectly or constructively, 10% or more of voting stock of Ontario Solar Energy Corporation; and
*	persons whose Afunctional currency@ is not the U.S. dollar. The discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

General

Distributions

Subject to the discussion under ASpecial Tax Provisions@ below, distributions of cash or property made by Ontario Solar Energy Corporation with respect to the common shares will constitute dividends to U.S. Holders, to the extent that the distributions are made out of current or accumulated earnings and profits of Ontario Solar Energy Corporation (as determined for United States federal income tax purposes). Dividends paid by Ontario Solar Energy Corporation are includable in a U.S. Holder=s gross income and are taxable as ordinary income. We may pay dividends in U.S. dollars or we may pay dividends in Canadian dollars.  We will make that determination, if an when we decide to pay a dividend and not before. If a portion of a distribution made by Ontario Solar Energy Corporation with respect to the common shares exceeds its current and accumulated earnings and profits, that portion will be treated as nontaxable return of capital, which will reduce the U.S. Holder=s adjusted basis in the common shares (but not below zero). To the extent a distribution exceeds the U.S. Holder=s adjusted basis in the common shares; the distribution will constitute capital gain.   Dividends received by a corporate U.S. Holder from Ontario Solar Energy Corporation will not be eligible for the dividends received deduction.

For United States foreign tax credit purposes, a distribution treated as a dividend for United States federal income tax purposes will constitute income from sources outside the United States. In the case of U.S. Holders who are not residents of Canada, the Canada-United States Income Tax Convention (1980), as amended (the AConvention@), provides that dividends received in respect of the common shares generally will be subject to a 15% Canadian withholding tax. Subject to limitations set forth in the Code, as modified by the Convention, including certain minimal holding periods, U.S. Holders may elect to claim a foreign tax credit against their U.S. federal income tax liability for Canadian tax withheld from dividends paid in respect of common shares. The limitation on foreign taxes eligible for the foreign tax credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid by Ontario Solar Energy Corporation generally will constitute Apassive income,@ or in the case of certain U.S. Holders, Afinancial services income.@ The rules relating to the United States foreign tax credit are extremely complex and the availability of the foreign tax credit depends on numerous factors. Prospective investors are urged to consult their own tax advisors concerning the application of the United States foreign tax credit rules in light of their particular circumstances.

If a dividend is paid in a currency other than the U.S. dollar, the amount includible in a U.S. Holder=s gross income will be the U.S. dollar value of the dividend, calculated by reference to the exchange rate in effect on the date the U.S. Holder receives the dividend, regardless of whether the payment actually is converted into U.S. dollars. Gain or loss, if any, that a U.S. Holder realizes as a result of currency exchange fluctuations during the period from the date the U.S. Holder includes the dividend in gross income to the date the U.S. Holder converts the payment into U.S. dollars will be treated as ordinary income or loss for United States federal income tax purposes.  This gain or loss  will be from sources within the United States for United States foreign tax credit purposes.

Dispositions

                Subject to the discussion of ASpecial Tax Provisions@ immediately below, upon a sale or other taxable disposition of the common shares, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between the amount of cash and the fair market value of other property that the U.S. Holder receives in the sale or other taxable disposition (the Aamount realized@) and the U.S. Holder=s adjusted tax basis in the common shares. Subject to the passive foreign investment company rules discussed below, the U.S. Holder=s gain or loss will be capital gain or loss.  The gain or loss will be long-term capital gain or loss if the common shares were held by the U.S. Holder for more than one year.

Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) are eligible for preferential United States federal income taxation rates.  Any gain or loss recognized by U.S. Holders on a sale or other taxable disposition of the common shares will be treated as derived from U.S. sources for United States foreign tax credit purposes.

The deduction of capital losses is subject to certain limitations under the Code. A capital loss realized by a non-corporate U.S. Holder is allowable as an offset against capital gain and up to $3,000 of ordinary income. Any capital loss not utilized in any taxable year by a non-corporate U.S. Holder may be carried forward indefinitely and used to offset capital gain and up to $3,000 of ordinary income in any future taxable year of the non-corporate U.S. Holder. A capital loss realized by a corporate U.S. Holder is allowable as an offset only against capital gain. Any capital loss not utilized by a corporate U.S. Holder first must be carried back and applied against capital gain in the three years preceding the year of the sale or other taxable disposition giving rise to the capital loss, and then may be carried forward to the five taxable years subsequent to the year of the sale or other taxable disposition.  The amount that a corporate U.S. Holder  may carry back is limited, however, to an amount that does not increase or produce a net operating loss in the carry back year.

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements may apply to distributions made by Ontario Solar Energy Corporation to a U.S. Holder with respect to the common shares, or to the proceeds of a sale, redemption or other disposition of the common shares. Under the backup withholding rules, a paying agent may be required to withhold tax from a U.S. Holder=s distributions or proceeds, if the U.S. Holder fails to furnish a correct taxpayer identification number and comply with certain certification procedures, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Some U.S. Holders (including, among others, corporations) are exempt from the backup withholding requirements.  Any amounts withheld under the backup withholding rules  may be claimed by a U.S. Holder as a credit against the U.S. Holder=s United States federal income tax liability and the U.S. Holder may be entitled to receive a refund, provided that the required information is furnished to the Internal Revenue Service.  We will assume responsibility for withholding any taxes.

Special Tax Provisions

Some provisions of the Code specifically deal with the United States federal income tax treatment of investments by U.S. persons in foreign corporations and may alter the United States federal income tax consequences described above or propose special rules for United States foreign tax credit purposes.

Passive Foreign Investment Company

U.S. persons owning shares of a Apassive foreign investment company@ (APFIC@) are subject to a special United States federal income tax regime with respect to specified distributions received from the PFIC and gain from the sale or disposition of PFIC stock.  A foreign corporation will be classified as a PFIC for United States federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either:

*	at least 75% of its gross income is Apassive income;@ or
*	on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

                For this purpose, passive income includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets and gains from commodities transactions, other than gains derived from Aqualified active sales@ of commodities and Aqualified hedging transactions@ involving commodities, within the meaning of applicable Treasury Regulations. Based on certain estimates of the gross income and gross assets of Ontario Solar Energy Corporation, Ontario Solar Energy Corporation does not believe that it currently is a PFIC, nor does Ontario Solar Energy Corporation anticipate becoming a PFIC in the foreseeable future.  However, since PFIC status will be determined by Ontario Solar Energy Corporation on an annual basis and PFIC status depends upon the composition of Ontario Solar Energy Corporation= income and assets (including, among others, less than 25% owned equity investments), and the nature of its activities, from time to time, there can be no assurance that Ontario Solar Energy Corporation will not be considered a PFIC for any taxable year.  We are unable to obtain an opinion of counsel at this time regarding PFIC status because the opinion of counsel is dependent upon the existing facts at the time the opinion is obtained.  Upon filing our audited financial statements for the period ending December 31, 2006, we will file a post-effective amendment to this registration statement should it be determined that ONTARIO SOLAR ENERGY CORPORATION is a PFIC.   Further, no ruling will be sought from the Internal Revenue Service, regarding the characterization of Ontario Solar Energy Corporation as a PFIC for United States federal income tax purposes.

If Ontario Solar Energy Corporation is treated as a PFIC for any taxable year during which a U.S. Holder held common shares, some adverse consequences could apply to the U.S. Holder (see discussion below). For this reason, if Ontario Solar Energy Corporation is treated as a PFIC for any taxable year, a U.S. Holder may desire to make an election to treat Ontario Solar Energy Corporation as a Aqualified electing fund@ (a AQEF@) with respect to the electing U.S. Holder.  A QEF election should be made on or before the due date for filing the electing U.S. Holder=s United States federal income tax return for the first taxable year in which the common shares are held by the U.S. Holder and Ontario Solar Energy Corporation is treated as a PFIC.

If a timely QEF election is made, whether or not distributed by Ontario Solar Energy Corporation, the electing U.S. Holder will be required to annually include in gross income (a) as ordinary income, a pro-rata share of the ordinary earnings of Ontario Solar Energy Corporation, and (b) as long-term capital gain, a pro-rata share of the net capital gain of Ontario Solar Energy Corporation. An electing corporate U.S. Holder will not be eligible for the dividends received deduction with respect to the income or gain included in gross income under this rule. In addition, in the event that Ontario Solar Energy Corporation incurs a net loss for a taxable year, the loss will not be available as a deduction to an electing U.S. Holder, and may not be carried forward or back in computing the ordinary earnings and net capital gain of Ontario Solar Energy Corporation in other taxable years. In some cases in which a QEF does not distribute all of its earnings in a taxable year, electing U.S. Holders may be permitted to elect to defer the payment of some or all of their United States federal income taxes on the QEF=s undistributed earnings, subject to an interest charge on the deferred tax amount.

If Ontario Solar Energy Corporation is treated as a PFIC for any taxable year during which a U.S. Holder held common shares, Ontario Solar Energy Corporation will provide to a U.S. Holder, upon written request, all information and documentation that the U.S. Holder is required to obtain in connection with making a QEF election for United States federal income tax purposes.

A U.S. Holder fails to make a timely QEF election (or mark-to-market election, see discussion below) for any taxable year that Ontario Solar Energy Corporation is treated as a PFIC, the United States federal income tax consequences to the U.S. Holder will be determined under the so-called Ainterest charge@ method.  Under the interest charge regime:

*
any gain derived from the disposition of PFIC stock (possibly including a gift, an exchange in a corporate reorganization, or a grant as security for a loan), as well as any Aexcess distribution@ that is received from the PFIC (i.e., a distribution that exceeds 125% of the average distributions from the shorter of the prior three years, or the U.S. Holder=s holding period for the stock), will be treated as ordinary income that was earned ratably over each day in the U.S. Holder=s holding period for the PFIC stock;

*
the portion of the gain or distribution that is allocable to prior taxable years, other than any year before Ontario Solar Energy Corporation became a PFIC, will be subject to United States federal income tax at the highest rate applicable to ordinary income for the relevant taxable years, regardless of the tax rate otherwise applicable to the U.S. Holder; and

*
an interest charge will be imposed on the resulting United States federal income tax liability as if such liability represented a tax deficiency for the past taxable years, other than any year before Ontario Solar Energy Corporation became a PFIC. In addition, a step-up in the tax basis of the PFIC stock may not be available upon the death of a non-corporate U.S. Holder.

In many cases, application of the interest charge regime will have substantially more onerous United States federal income tax consequences than would result if a timely QEF election is made by a U.S. holder. Accordingly, if Ontario Solar Energy Corporation is treated as a PFIC for any taxableyear, U.S. holders are urged to carefully consider whether to make a QEF election and the consequences of not making the election.

As an alternative to the QEF election, a U.S. Holder of Amarketable stock@ in a PFIC may make a Amark-to-market@ election, provided the PFIC stock is regularly traded on a Aqualified exchange@. Under applicable Treasury Regulations, a Aqualified exchange@ includes a national securities exchange that is registered with the SEC or the national market system established under the Securities Exchange Act of 1934. Under applicable Treasury Regulations, PFIC stock traded on a qualified exchange is regularly traded on the exchange for any calendar year during which the stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Ontario Solar Energy Corporation cannot assure U.S. Holders that the common stock will be treated as regularly traded on a qualified exchange.

If a valid mark-to-market election is made, the electing U.S. Holder  would (a) include in gross income, entirely as ordinary income, an amount equal to the difference between the fair market value of the PFIC stock as of the close of the taxable year and the U.S. Holder=s adjusted basis in the PFIC stock, and (b) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the PFIC stock over its fair market value at the end of the taxable year, but only to the extent of the amount previously included in income as a result of the mark-to-market election.

We will make assessments annually and notify shareholders of our determinations as to whether we are a PFIC.

Foreign Personal Holding Company

U.S. persons owning, directly or indirectly (on the last day of the corporation=s taxable year), shares of a foreign corporation that is a Aforeign personal holding company@ (AFPHC@) are required to include in their gross income a pro rata share of the FPHC=s Aforeign personal holding company income@ that has not been distributed by the corporation to its shareholders during its taxable year. A foreign corporation will constitute a FPHC if more than 50% of its stock (by vote or value) is owned (directly or indirectly) by five or fewer individuals who are U.S. citizens or residents and at least 60% (50% in certain years following the year in which the corporation becomes a FPHC) of its gross income consists of Aforeign personal holding company income.@ AForeign personal holding company income@ includes interest, dividends, royalties, certain rents, and gain from the sale of stock or securities. Based upon the expected size and distribution of common shares in the offering and among current holders, Ontario Solar Energy Corporation does not expect to meet the FPHC stock ownership test immediately after the offering and, therefore, will not be a FPHC at such time. Ontario Solar Energy Corporation does not expect to meet the income test immediately after the offering and, therefore, will not qualify as a FPHC based upon our income. However, future changes of ownership and income could cause Ontario Solar Energy Corporation to become a FPHC.

We will make assessments annually and notify shareholders of our determinations as to whether we are a FPHC.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is our counsel=s opinion of material Canadian federal income tax considerations applicable to the holders of common shares acquired pursuant to this offering who at all relevant times hold such common shares as capital property, deal at arm=s length with Ontario Solar Energy Corporation, and are not affiliated with Ontario Solar Energy Corporation, all within the meaning of the Income Tax Act (Canada) (the ACanadian Tax Act@).  Our counsel is Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 903, Spokane, Washington 99201.  The common shares will be considered to be capital property to you unless held in the course of carrying on a business, in an adventure in the nature of trade, or as Amark-to-market property@ for purposes of the Canadian Tax Act.  Shareholders who will not hold their Ontario Solar Energy Corporation common shares as capital property should consult their own tax advisors regarding their particular circumstances, as this summary does not apply to these holders. This summary does not take into account the potential application to certain Afinancial institutions,@ as defined in the Canadian Tax Act, of the Amark-to-market@ rules.  This summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder, and counsel=s understanding of the current published administrative practices and policies of the Canada Revenue Agency, all in effect as of the date of this document. This summary takes into account all specific proposals to amend the Canadian Tax Act or the regulations publicly announced by the Minister of Finance (Canada) prior to the date of this document, although no assurances can be given that the proposed amendments will be enacted in the form proposed, or at all. This summary does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

Holders Resident in Canada

The following section of this summary applies to a holder of Ontario Solar Energy Corporation common shares who, for purposes of the Canadian Tax Act and any applicable tax treaty or convention, is or is deemed to be resident in Canada at all relevant times (referred to in this summary as a ACanadian holder@). A Canadian holder whose Ontario Solar Energy Corporation common shares might not otherwise qualify as capital property may be entitled to obtain such qualification in certain circumstances by making an irrevocable election permitted by subsection 39(4) of the Canadian Tax Act.

Taxation of Dividends

In the case of a Canadian holder who is an individual, dividends received or deemed to be received by the holder on Ontario Solar Energy Corporation common shares will be included in computing the holder=s income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.  Dividends received by a corporation on Ontario Solar Energy Corporation common shares must be included in computing the corporation=s income but will be deductible in computing its taxable income.  A Aprivate corporation@ (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals,  will be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% of dividends received or deemed to be received on Ontario Solar Energy Corporation common shares to the extent that such dividends are deductible in computing its taxable income.

Disposition of Common Shares by Residents of Canada

A disposition or deemed disposition of Ontario Solar Energy Corporation common shares by a Canadian holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian holder of such shares immediately before the disposition. Under the provisions of the Canadian Tax Act, one-half of any capital gain realized by a Canadian holder will be required to be included as a taxable capital gain in computing income for the year of disposition. One-half of any capital loss (an Aallowable capital loss@) realized by a Canadian holder may be deducted against taxable capital gains realized in the year of disposition. Subject to detailed rules contained in the Canadian Tax Act, any excess of allowable capital losses over taxable capital gains may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains of those other taxation years.

Capital gains realized by an individual or trust (other than certain specified trusts) may be subject to alternative minimum tax under the Canadian Tax Act. If the Canadian holder of common shares is a corporation, the amount of any capital loss realized on the disposition or deemed disposition of a common share may be reduced by the amount of dividends received or deemed to have been received by it on such common share to the extent and under the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or beneficiary of a trust that owns common shares or that is itself a member of a partnership or a beneficiary of a trust that owns common shares.

A Canadian-controlled private corporation (as defined in the Canadian Tax Act), may also be liable to pay a 6 2/3% refundable tax on certain investment income, including taxable capital gains. We have determined that we are not a Canadian-controlled private corporation and accordingly not liable to pay said 6 2/3% refundable tax.

Disposition of Common Shares by Non-Canadian Residents

A Non-Resident Shareholder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized on the disposition of Ontario Solar Energy Corporation common shares.

Holders Not Resident In Canada

                The following portion of the summary is applicable to  Ontario Solar Energy Corporation shareholder:

*	who, at all relevant times, is neither a resident nor deemed to be a resident of Canada for purposes of the Canadian Tax Act and any applicable tax treaty or convention;
*	who does not use or hold (and will not use or hold) and is not deemed to use or hold Ontario Solar Energy Corporation common shares in, or in the course of, carrying on a business in Canada; and

*
to whom the Ontario Solar Energy Corporation common shares do not constitute Ataxable Canadian property@ for purposes of the Canadian Tax Act (referred to in this summary as a ANon-Resident Shareholder@). Special rules which are not discussed in this summary apply to a non-resident that carries on an insurance business in Canada or elsewhere.

*
The March 2010 Canadian budget amended the capital gains taxation rules in a way that will benefit foreign venture capitalists by excluding our shares from the definition of Taxable Canadian Property, thereby eliminating the need for section 116 clearance certificates on capital gains in these cases.

Taxation of Dividends

                Dividends on Ontario Solar Energy Corporation common shares paid or credited or deemed under the Canadian Tax Act to be paid or credited to a Non-Resident Shareholder will be subject to Canadian withholding tax at the rate of 25%, subject to any applicable reduction in the rate of withholding in any applicable tax treaty where the holder is a resident of a country with which Canada has an income tax treaty. If the Non-Resident Shareholder is a United States resident entitled to benefits under the Canada-United States Income Tax Convention, dividends on Ontario Solar Energy Corporation common shares will be subject to Canadian withholding tax at the rate of 15%.  The purpose of the treaty is to prevent fiscal evasion and double taxation and U.S. shareholders will be entitled to the benefit thereof.

SHARES ELIGIBLE FOR FUTURE SALE

U.S. Eligibility for Future Sales

Upon completion of this offering, we will have 11,541,666 outstanding shares of common stock.  Of these shares of common stock, the 4,041,666 shares of common stock  offered for sale will be freely tradable without restriction in the United States under the Securities Act of 1933 unless purchased by our affiliates.

The remaining 7,500,000  common shares will be restricted securities and will not be eligible for sale for a period of six months from the date our registration statement is declared effective by the SEC, provided we are not a shell company as defined in Rule 405 of the Securities Act of 1933.

Rule 144.

In general, under Rule 144, a person, or group of persons whose shares are aggregated, that has beneficially owned any of our common shares that are restricted securities, as defined in Rule 144, for at least one year, is entitled to sell in the United States within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of:

*	1% of our common shares then outstanding, which will be approximately 115,417 shares immediately after this offering, or

Under Rule 144, a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner who is not one of our affiliates, is entitled to sell these shares in the United States without complying with the manner of sale provisions, availability of current public information requirement, volume limitations or notice requirements of Rule 144.

Rule 701.

In general under Rule 701, any of our employees, officers, directors, consultants or advisors who purchased or received shares from us before this offering under a compensatory stock or option plan or written agreement will be eligible to resell their shares in the United States in reliance on Rule 144. Non-affiliates will be able to sell their shares in the United States subject only to the manner of sale provisions of Rule 144. Affiliates are subject to all of the provisions of Rule 144 except that they will be able to sell their shares without compliance with the holding period requirement of Rule 144.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

The selling security holders (which as used herein includes donees, pledgees, transferees or other successors-in-interest), selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder not deemed to be an underwriter, as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices, however, selling security holders may not sell their shares other than at the fixed  $0.25 per share until such time as the shares are traded on a market such as the Bulletin Board operated by the Financial Industry Regulatory Authority.  There is no assurance that the shares of common stock will ever trade on a market.

The selling security holders, not deemed underwriters, may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
-	an exchange distribution in accordance with the rules of the applicable exchange;
-	privately negotiated transactions;
-	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;
-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
-	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
-	a combination of any such methods of sale; and
-	any other method permitted pursuant to applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.  The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

To the extent required, the shares of our common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.   The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Selling shareholders may be deemed statutory underwriters in the sale of their shares of common stock.

We will keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

The offering price of our common stock was determined by our sole officer and director.  He considered the our current financial condition, the number of shares of common stock outstanding, and the price the restricted shares were sold in the private placements.

We will indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonable incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or having been a director or officer of the Corporation or such body corporate, if

(a)	he acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)	In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

LEGAL MATTERS

Certain legal matters in connection with the common shares offered by this prospectus and certain tax matters will be passed upon for us by The Law Office of Conrad C. Lysiak, P.S., 601 West First Avenue, Suite 903, Spokane, Washington 99201 our United States counsel.

EXPERTS

Our financial statements as at December 31, 2009 have been included in this prospectus in reliance upon the report of MSCM, LLP, Chartered Accountants, 8th floor, 701 Evans Avenue, Toronto, Ontario M9C 1A3, upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the common shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The registration statement and the exhibits thereto filed by us with the SEC may be inspected at the public reference facility of the SEC listed below.

The registration statement, reports and other information filed or to be filed with the SEC by us can be inspected and copied at the public reference facilities maintained by the SEC at 100 F. Street NE, Washington, D.C. 20549. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

As a foreign private issuer, we are exempt from the rules under the Securities Exchange Act of 1934 prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Securities Exchange Act.  We are subject to the laws of the Province of Ontario, but will not be subject to the requirement to provide such information until such time as we become a reporting issuer with the Province of Ontario.

EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee	$200
FINRA filing fee	$0
Blue Sky fees and expenses	$0
Attorneys= fees and expenses	$25,000
Accountants= fees and expenses	$10,000
Transfer Agent=s and Registrar=s fees and expenses	$2,000
Printing and engraving fees	$2,000
Miscellaneous	$800
Total	$45,000

Ontario Solar Energy Corporation

(A Development Stage Company)

Interim Financial Statements

December 31, 2009

Report of Independent Registered Public Accounting Firm

To the Shareholders of
Ontario Solar Energy Corporation

We have audited the accompanying interim balance sheet of Ontario Solar Energy Corporation (the "Company") as at December 31, 2009 and the related interim statements of operations, stockholder's equity and cash flows for the period from inception of September 3, 2009 to December 31, 2009.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, these interim financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2009 and the results of its operations and its cash flows for the period from inception September 3, 2009 to December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the interim financial statements, the Company has accumulated losses, and is still developing its planned principal operations. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in this regard to these matters are also described in Note 2. The interim financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MSCM LLP
Chartered Accountants
Licensed Public Accountants

Toronto, Canada
January 29, 2010

ONTARIO SOLAR ENERGY CORPORATION
(A Development Stage Company)
Interim Balance Sheet
December 31, 2009

Assets

Current assets
Cash and cash equivalents	$314,039
Tax receivable	4
Total current assets	314,043

Total assets	$314,043

Liabilities and Stockholders' Equity

Liabilities
Current liabilities
Loan payable - related party	$1,052
Total current liabilities	1,052

Stockholders' equity
Common stock, unlimited number of shares authorized without
par value, Nil issued and outstanding	-
Common stock to be issued	414,049
Accumulated deficit during the development stage	(101,058)
Total stockholders' equity	312,991

Total liabilities and stockholders' equity	$314,043

The accompanying notes are an integral part of theses interim financial statements

ONTARIO SOLAR ENERGY CORPORATION
(A Development Stage Company)
Interim Statement of Operations
For the period from inception of September 3, 2009 to December 31, 2009

Operating expenses
Bank service charge	$5
Professional fees	60,000
General and administrative expenses	41,053
Total operating expenses	101,058

Net loss for the period	$(101,058)

Loss per common share - basic and diluted	$(0.21)

Weighted average common shares outstanding - basic and diluted	472,955

The accompanying notes are an integral part of these interim financial statements.

ONTARIO SOLAR ENERGY CORPORATION
(A Development Stage Company)
Interim Statement of Cash Flows
For the period from inception of September 3, 2009 to December 31, 2009

Cash Flows From Operating Activities
Net loss for the period	$(101,058)
Item not affecting cash
Shares to be issued for services	100,000
Changes in operating assets and liabilities
Increase in tax receivable	(4)

Net cash used in operating activities	(1,062)

Cash Flows From Financing Activities
Payable to related party	1,052
Proceeds from common stock to be issued	314,049

Net cash provided by financing activities	315,101

Net increase in cash and cash equivalents	314,039
Cash and cash equivalents, beginning of the period	-

Cash and cash equivalents, end of the period	$314,039

The accompanying notes are an integral part of these interim financial statements.

ONTARIO SOLAR ENERGY CORPORATION (A Development Stage Company)
Interim Statement of Stockholders’ Equity
For the period from Inception of September 3, 2009 to December 31, 2009

			Accumulated
			Deficit during	Total
	Common Stock to be Issued		The Development	Stockholders’
	Shares	Amount	Stage	Equity

Balance, September 3, 2009	-	$-	$-	$-

10,000,000 shares to be issued for services, $0.01 per share	10,000,000	100,000	-	100,000

1,475,000 shares to be issued for cash, $0.20 per share	1,475,000	295,000	-	295,000

66,666 shares to be issued for cash, $0.29 per share	66,666	19,049	-	19,049

Net loss for the period	-	-	(101,058)	(101,058)

Balance, December 31, 2009	11,541,666	$414,049	$(101,058)	$312,991

The accompanying notes are an integral part of these interim financial statements.

ONTARIO SOLAR ENERGY CORPORATION
(A Development Stage Company)
Notes to the Interim Financial Statements
December 31, 2009

1.	ORGANIZATION AND BUSINESS OPERATIONS

Ontario Solar Energy Corporation ("the Company") was incorporated under the laws of the Province of Ontario, Canada on September 3, 2009. The Company is in the development stage as defined under the Financial Accounting Standards Board (“FASB”) codification 915 “Development Stage Entities” and it intends to commence business operations by providing consulting services to solar energy developers in Ontario, Canada.  The Company has not generated any revenue to date and consequently its operations are subject to all risks inherent in the establishment of a new business enterprise. For the period from inception, September 3, 2009 through December 31, 2009, the Company has accumulated losses of $101,058.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)         Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars. The financial statements reflect all adjustments that, in the opinion of management, are necessary in order to make the financial statements not misleading.

b)         Going Concern

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred losses since inception resulting in an accumulated deficit of $101,058 as of December 31, 2009, further losses are anticipated in the development of its business raising substantial doubt about the Company's ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with existing cash on hand and loans from director and or private placements of common stock.

c)         Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

d)         Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual Results could differ from those estimates.

ONTARIO SOLAR ENERGY CORPORATION
(A Development Stage Company)
Notes to the Interim Financial Statements
December 31, 2009

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

e)         Foreign Currency Translation

The Company's functional currency is Canadian dollars and its reporting currency is the United States dollar.

The Company’s financial statements are translated from its functional currency, Canadian dollars, to the reporting currency, United States dollars, using the current rate method. Assets and liabilities are translated using the current rate in effect at the balance sheet date and revenues and expenses are translated at the average rate for the period. Adjustments resulting from the translation, if any, are included in cumulative other comprehensive income (loss) in stockholders’ equity.  At December 31, 2009 the Company did not have any other comprehensive income (loss).

f)         Financial Instruments

The carrying value of the Company's financial instruments approximates their fair value because of the short maturity of these instruments.

g)         Revenue Recognition

The Company’s primary type of revenue is expected to be the provision of consulting services related to solar energy.  Revenue will be recognized as services are performed and information is delivered to our customers.  Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, fees and / or price is fixed or determinable, and collectability is reasonably assured.  Revenue is recognized net of applicable sales tax withholdings.

h)         Stock-based Compensation

Stock-based compensation is accounted for at fair value in accordance with SFAS No. 123 and 123R “Share Based Payments” (ASC Topic -718). To date, the Company has not adopted a stock option plan and has not granted any stock options. Accordingly, there was no effect on the Company’s reported loss from operations, cash flows or loss per share as a result of adopting ASC Topic-718.

i)         Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” (ASC Topic – 740) as of its inception. Pursuant to ASC Topic – 740, the Company is required to compute tax assets benefits for net operating losses carried forward. Potential benefits of net operating losses have not been recognized in these interim financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in the future years.

At December 31, 2009, the Company had no unrecognized tax benefits. Management does not believe unrecognized tax benefits will significantly change within twelve months of the reporting date. Interest and penalties related to income tax matters are recognized in income tax expenses. As of December 31, 2009 there is no accrued interest related to uncertain tax positions.

ONTARIO SOLAR ENERGY CORPORATION
(A Development Stage Company)
Notes to the Interim Financial Statements
December 31, 2009

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

j)         Basic and Diluted Net Loss per Share

The Company computes net loss per share in accordance with SFAS No. 128, (ASC Topic – 260) "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

k)          Fiscal Periods

The Company's fiscal year end is June 30.

l)         Recent Accounting Pronouncements

In June 2009, the FASB issued FASB ASC 105, Generally Accepted Accounting Principles, which establishes the FASB Accounting Standards Codification as the sole source of authoritative generally accepted accounting principles.  Pursuant to the provisions of FASB ASC 105, we have updated references to GAAP in our financial statements.  The adoption of FASB ASC 105 did not impact the Company’s financial position or results of operations.

3.	COMMON STOCK

The authorized capital of the Company is an unlimited number common shares without par value.

During the month of October 2009, the Company agreed to issue 10,000,000 common shares at a price of $0.01 for gross proceeds of $100,000.

On December 31, 2009, the Company agreed to issue 1,475,000 shares of common stock at a price of $0.20 per share for total cash proceeds of $295,000.  The cash proceeds were received prior to December 31, 2009.

In December 31, 2009, the Company agreed to issue 66,666 shares of common stock at a price of $0.29 ($0.30 Canadian dollars) per share for total cash proceeds of $19,049. The cash proceeds were received prior to December 31, 2009.

The 11,541,666 shares of common stock agreed to be issued by the Company were not issued as at December 31, 2009.

4.	INCOME TAXES

As of December 31, 2009, the Company had net operating loss carry forwards of approximately $101,058 that may be available to reduce future years' taxable income through 2019. Future tax benefits which may arise as a result of these losses have not been recognized in these interim financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

ONTARIO SOLAR ENERGY CORPORATION
(A Development Stage Company)
Notes to the Interim Financial Statements
December 31, 2009

5.	RELATED PARTY TRANSACTIONS

All transactions with related parties have occurred in the normal course of operations and are recorded at fair value.

During the period from inception to December 31, 2009, the President has taken initiative to organize, source, secure funding for the Company, provide consulting and management services to the Company and provide necessary office space for the Company. The Company has booked related party transactions of professional fees of $60,000 and general and administrative fees of $40,000 for the period. These related party transaction fees were settled by the Company agreeing to issue to the President and parties related to the President 10,000,000 common shares at $0.01 per common share.

As at December 31, 2009, the President had loaned the Company $1,052. The loan is non-interest bearing, due upon demand and unsecured.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Through and including _______________________, 2010 (the 90th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer=s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

Information Not Required in Prospectus

Item 6. Indemnification of Directors and Officers

The Articles of Incorporation of Ontario Solar Energy Corporation (the ACompany@) do not contain any provisions for indemnification.  Our bylaws provide:

.03
Indemnity.       Subject to the provisions of the Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonable incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or having been a director or officer of the Corporation or such body corporate, if

(a)	he acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)	In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Item 7. Recent Sales of Unregistered Securities

Since inception, we have sold 11,541,666 shares of common stock to 23 individuals and raised $414,049.  The shares were sold pursuant to Regulation S of the Securities Act of 1933 in that each person was a non-US person and all of the sales took place outside the United States of America and did not involve the use of U.S. interstate commerce.

The specific sales are as follows:

During the month of October 2009, the Company agreed to issue 10,000,000 common shares at a price of $0.01 for gross proceeds of $100,000.

On December 31, 2009, the Company agreed to issue 1,475,000 shares of common stock at a price of $0.20 per share for total cash proceeds of $295,000.  The cash proceeds were received prior to December 31, 2009.

In December 31, 2009, the Company agreed to issue 66,666 shares of common stock at a price of $0.29 ($0.30 Canadian dollars) per share for total cash proceeds of $19,049. The cash proceeds were received prior to December 31, 2009.

The 11,541,666 shares of common stock agreed to be issued by the Company were not issued as at December 31, 2009.

Item 8.  Exhibits

Exhibit No.	Document Description
3.1*	Articles of Incorporation
3.2*	Bylaws
5.1*	Legal Opinion
8.1*	Tax Opinion
23.1*	Consent of MSCM, LLP, Chartered Accountants
23.2*	Consent of Conrad C. Lysiak, Legal Counsel
*Previously Filed

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the >>Calculation of Registration Fee== table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form F-1/A-2 and has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on this 28th day of May, 2010.

ONTARIO SOLAR ENERGY CORPORATION
Registrant

By:	OLIVER XING
Oliver Xing
President, Chief Executive Officer, Treasurer, Principal Accounting Officer and Chief Financial Officer and sole of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Amended Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

OLIVER XING	President, Chief Executive Officer,	May 28, 2010
Oliver Xing	Treasurer, Principal Accounting Officer, Chief Financial Officer and sole member of the Board of Directors

EXHIBIT INDEX

Exhibit No.	Document Description
3.1*	Articles of Incorporation
3.2*	Bylaws
5.1*	Legal Opinion
8.1*	Tax Opinion
23.1*	Consent of MSCM,LLP, Chartered Accountants
23.2*	Consent of Conrad C. Lysiak, Legal Counsel
*Previously filed